     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1996
                                                            REGISTRATION NO. 33-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                    GEOWORKS
               (Exact name of issuer as specified in its charter)

      CALIFORNIA                                       94-2920371
(State of incorporation)                   (I.R.S. Employer Identification No.)

                              960 Atlantic Avenue
                           Alameda, California 94501
                    (Address of principal executive offices)

                         SUPPLEMENTAL STOCK OPTION PLAN
                            (Full title of the plan)

                                GORDON E. MAYER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                    GEOWORKS
                              960 ATLANTIC AVENUE
                           ALAMEDA, CALIFORNIA 94501
                                 (510) 814-1660
(Name, address, and telephone number, including area code, of agent for service)

                                    Copy to:
                            HERBERT P. FOCKLER, ESQ.
                       WILSON, SONSINI, GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (415) 493-9300
================================================================================

- ---------------------------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------
                                         Proposed            Proposed
   Title of           Maximum            Maximum             Maximum
  Securities          Amount             Offering            Aggregate         Amount of
    to be              to be             Price Per           Offering         Registration
  Registered         Registered            Share              Price                Fee
- ---------------------------------------------------------------------------------------------
Common Stock,
no par value....... 550,000 shares (1)     $21.875(2)         $12,031,250.00    $4,148.71
- ---------------------------------------------------------------------------------------------

(1) Represents the number of shares authorized to be issued under the Supplemental Stock Option Plan.

(2) Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Common Stock as reported in the NASDAQ National Market System on July 31, 1996, because the price at which the options to be granted in the future may be exercised is not currently determinable.

                                    GEOWORKS
                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by References

                  There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Geoworks (the "Company") with the Securities and Exchange Commission:

                  (1) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed April 26, 1994 pursuant to Section 12(g) of the Exchange Act and declared effective on June 22, 1994.

                  (2) The Company's annual report on Form 10-K under the Exchange Act for the fiscal year ended March 31, 1996.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

                  The Company's Articles of Incorporation limit the liability of directors for monetary damages to the maximum extent permitted by California law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission.

                  The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents (other than officers and directors) against certain liabilities to the fullest extent permitted by California law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors, officers, employees and agents and to purchase insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Company has entered into indemnification agreements with each of its current directors, officers and certain of its employees which provide for indemnification of, and advancement of expenses to, such persons to the fullest extent permitted by law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are permitted under applicable law. It is the opinion of the staff of the Securities and Exchange Commission that indemnification provisions such as those contained in these agreements have no effect on a director's or officer's liability under the federal securities laws.

                  Pursuant to underwriting agreements among the Company and the underwriters of the Company's initial public offering dated June 22, 1994 and a subsequent public offering dated November 14, 1995, the Company's officers and directors and other persons who control the Company are indemnified against any and all losses, claims, damages or liabilities to which such persons may become subject under the Securities Act, Exchange Act and common law which arise out of any untrue statement regarding or omission of a material fact contained in the registration statement for such offerings if such statement or omission was made in reliance upon and in conformity with information provided to the Company in writing by any underwriter of the offering.

         See also the undertakings set out in response to Item 9 herein.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

               Exhibit
                Number                            Description
                  4.1               Supplemental Stock Option Plan
                  4.2               Form of Stock Option Agreement under the Supplemental Stock
                                    Option Plan
                  5.1               Opinion of counsel as to legality of securities being registered.
                 23.1               Consent of counsel (contained in Exhibit 5.1)
                 23.2               Consent of Independent Auditors (see page II-6)
                 24.1               Power of Attorney (see page II-4)

Item 9.  Undertakings.

         A. The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to law, the Company's Articles of Incorporation, the Company's Bylaws or the Company's indemnification agreements, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on this 2nd day of August, 1996.

                                      GEOWORKS

                                      By:/s/ DANIEL L. SICOTTE
                                         -------------------------------------
                                         Daniel L. Sicotte, Treasurer
                                         (Duly Authorized Officer and Principal
                                         Financial Officer)

                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon E. Mayer, Jordan J. Breslow and Daniel L. Sicotte, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                    Title                                        Date
s/ BRIAN P. DOUGHERTY                Chairman of the Board                      July 31, 1996
- -----------------------------
 Brian P. Dougherty

 /s/ GORDON E. MAYER                 President, Chief Executive Officer         July 31, 1996
- -----------------------------        and Director (Principal Executive
   Gordon E. Mayer                   Officer)

/s/ DANIEL L. SICOTTE                Treasurer (Principal Financial             July 31, 1996
- -----------------------------        and Accounting Officer)
  Daniel L. Sicotte

/s/ BRUCE W. DUNLEVIE                Director                                   July 31, 1996
- -----------------------------
  Bruce W. Dunlevie

/s/ HARRY W. MCKINNEY                Director                                   July 31, 1996
- -----------------------------
  Harry W. McKinney

- -----------------------------        Director                                   ________, 1996
   Reijo Paajanen

 /s/ ERIC E. SCHMIDT                 Director                                   July 31, 1996
- -----------------------------
   Eric E. Schmidt

/s/ Clive G. Smith                   Director                                   July 31, 1996
- -----------------------------
   Clive G. Smith

- -----------------------------        Director                                   ________, 1996
  R. Duff Thompson

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Geoworks Supplemental Stock Option Plan and in the related prospectus for the registration of 550,000 shares of its common stock, of our reports dated April 18, 1996 with respect to the consolidated financial statements of Geoworks incorporated by reference in the Annual Report on Form 10-K for the year ended March 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                            Ernst & Young LLP

San Francisco, California
August 5, 1996